Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY® DECLARES INCREASED QUARTERLY DIVIDENDS AND AUTHORIZES SHARE REPURCHASE

ATLANTA (July 31, 2023) On July 28, 2023, at its regular quarterly meeting, the Board of Directors of Crawford & Company® declared an increased quarterly dividend from $0.06 per share to $0.07 per share on both the Class A and Class B Common Stock, payable on September 1, 2023, to shareholders of record as of the close of business on August 18, 2023.

The Board also authorized the Company to restart its share repurchase program and extend the program’s termination date to December 31, 2024. The Board previously authorized a repurchase program in 2021 and there are 1,793,371 shares remaining to be purchased.

Under this repurchase program, repurchases may be made in the open market or privately negotiated transactions, at such times and for such prices as management deems appropriate, subject to applicable regulatory guidelines. The new authorization does not obligate Crawford to acquire any stock, and purchases may be commenced or suspended at any time based on market conditions and other factors that the Company deems appropriate.

“Through our commitment to driving shareholder value, we are pleased with our Board’s authorization to increase quarterly dividends for all shareholders and resume our repurchase program through 2024,” said Chief Executive Officer Rohit Verma.

For further information regarding this press release, please call Bruce Swain at (404) 300-1051.

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Investor-News-and-Events, Crawford-Financial

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 207 265 4067	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com